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                                                                   Exhibit 10.11


                               WILLIAMS LAW GROUP
                               2503 W. GARDNER CT.
                                 TAMPA FL 33611


Gerhard Melnyk
MGM Group
2505 Lake Jackson Circle
Orlando FL

Re: Response to your questions concerning SSI

Dear Gerhard,

You have recently asked us to respond to the following questions:

o How does your process differ from most public shell/reverse merger transactions?

o Does your company have stockholders with fully free trading stock that they can sell immediately after the merger closes?

o    What information is furnished to shareholders of SSI?

o    Are there alternatives to the structure you utilize?

o Will the SEC's concerns about shell merger transactions make your process more difficult?

     o In that connection, we understand that the SEC permits shell merger transactions under Rule 419. Is there any difference between your transaction structure and a transaction done under Rule 419?

In response your questions, we submit the following:

We believe our transactions differ from the typical public shell/reverse merger transactions in that our transactions are structured to fully comply with the registration provisions of federal securities laws. In our transaction, our shares are transferred to shareholders of the private company from our treasury stock under an SEC registration statement. Many typical public shell transaction do not utilize unissued treasury stock but instead involve the transfer of issued and outstanding shares from existing insider and non-insider shareholders, allegedly in compliance with Rule 144(k) but actually in violation of the registration provisions of the 1933 Act. Although our process may take a little longer to accomplish, it is accomplished without violating federal securities laws.

You then asked us why it was that everyone buying trading shells was engaged in transactions violating federal securities laws without getting caught. We don't know. We pointed out to you that the law in this area was clear. In that connection, we told you the following:

With respect to the transfer of non-insider shares, in an SEC Administrative Proceeding found in Securities Exchange Act of 1934 Rel. No. 41123 / March 1, 1999, Admin. Proc. File No. 3-8584, In the Matter of Jacob Wonsover, concerning the fraudulent sale of shares under SEC Rule 144(k), the SEC held that:

     Even if the Seven Shareholders had held their shares for the three years mandated by Rule 144(k), their sales still would not be covered by the safe harbor. As Wonsover knew: (1) Gibori actively managed each of the accounts at issue, (2) six of the Seven Shareholders' accounts were opened using Gil-Med's address, and (3) two accounts were opened on behalf of relatives of Gibori. The Division introduced evidence, uncontradicted by Wonsover, that nearly all of the proceeds from



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     sales for the Nineteen Shareholders were deposited in bank accounts owned or controlled by Gibori. Because the accounts of the Seven Shareholders (and, indeed, the accounts of all Nineteen Shareholders) were nominee accounts controlled by Gibori, the Seven Shareholders were "affiliates" of Gil-Med whose stock sales could not qualify under Rule 144(k).

This means that the transfer of what would otherwise be non-insider 144(k) shares in a controlled transaction violates the registration provisions of the 1933 Act.

We also told you that there were problems with the transfer of shares by former insiders of the shell 91 days after they are no longer insiders. The position of the SEC is that the date of transfer for the purposes of Rule 144(k) by a person who is an insider or affiliate is the date a binding contract is entered into to acquire the shares, not the date the share certificates are transferred, even if the transfer occurs more than 90 days after the insider or affiliate ceases to be an insider or affiliate. See Division Of Corporation Finance Manual of Publicly Available Telephone Interpretations, Compiled by: The Office of Chief Counsel, July 1997, Answer 104: "A person who enters into a binding contract for the sale of restricted securities within three months after ceasing to be an affiliate of the issuer of such securities may not utilize Rule 144(k), even though the delivery of the securities takes place more than three months after such person loses affiliate status."

This means that the transfer of what would otherwise be former insider 144(k) shares in a transaction agreed upon when that person was an insider violates the registration provisions of the 1933 Act.

We also told you that under SEC Rule 145, unregistered shares issued in a merger are not free trading, and the minimum one-year holding period for such shares starts all over again as of the date the merger is closed.

So our conclusion that attempting to do this transaction by merger with a trading shell without filing a registration statement violates the 1933 and 1934 Acts is clearly supported.

You then asked us to explain if it were so obvious that these transactions violated the law, why is everyone doing it this way and getting away with it? This is not an easy question to answer. We know that the SEC has scarce enforcement resources, which means that even if there are violations, they won't necessarily be prosecuted. Or perhaps it's just that the SEC has not gotten the word out. Through the exchange of letters between Mr. Ken Worm of the NASD and Mr. Richard Wulff of the SEC discussed below, everyone now knows that trying to create blank check shell companies and get them listed without registration is illegal. But apparently everyone doesn't yet know that acquiring free trading shares in a currently trading shell through Rule 144(k) rather than through registration is just as illegal. We expect one day soon to see another exchange of letters between the NASD and the SEC on this subject. And we also expect that the SEC will put all Transfer Agents on notice of this position.

We also told you that we believed that if the SEC investigated all trading shell mergers done in period since last July when free trading 504 stock ended, and probably prior to that time as well, they would find that the overwhelming majority of them violated federal securities laws. And we told you we though it would be a relatively easy investigation to undertake. All the SEC would have to do is obtain a list of these transactions from the NASD. They could then obtain the stock transfer records on these companies from the Transfer Agents. They would only need to look for blocks of non-insider shares transferred at or about the time of the merger by multiple non-insider stockholders of the shell and for blocks of insider shares transferred at or about 91 days after the merger by former insider stockholders of the shell. When they found this activity, it seems to us that the violations would be obvious.



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As to the next issue, we told you that our shareholders do not own fully free trading stock, and our stock is not being registered for resale, such that it can only be transferred under the provisions of Rule 144 for a period of two years from date of issuance, which period expires in March, 2001. In addition, my shares are being placed in a blind trust under which all sales decisions will be made exclusively by the trustee and no details of the trust's holdings or sales will be disclosed to me. In many typical public shell transactions, existing stockholders of the public shell hold fully free trading stock that can be resold anytime and in any amount they want after the merger closes.

We make full disclosure about our company and our process of going public to shareholders of the private company because our registration statement is declared effective by the SEC and delivered to those stockholders before the merger closes. We also make sure the merger is then closed in full compliance with relevant state law before trading begins.

We also explained that we could accomplish SSI's objectives without a reverse merger through the registration of shares of SSI non-insider shareholders for resale on form SB-2. Both our process and the selling stockholder SB-2 have the same result: A company becomes an SEC reporting company with all free-trading shares obtained utilizing an SEC registration statement. The only substantive difference is the form of registration statement used. Even though SB-2 is available, you indicated that SSI was only interested in going public through the reverse merger process. This is consistent with our experience with other private companies desiring to go public in today's market.

Concerning the inquiry as to whether we felt that this registration statement would be adversely affected because a blank check merger was involved, we pointed out that in adopting Rule 419, the SEC expressly authorized blank check acquisitions if done under a registration statement in the manner prescribed by the rule. In fact, we believe our transaction could be called a "Cashless Rule 419 Offering." We are technically not required to comply with Rule 419 because the rule is designed for situations in which an acquisition company such as ours wants to raise money before making an acquisition. We are not in the business of raising money. But we are complying with the intent of Rule 419 in that the rule does require the filing and dissemination before the merger closes of a post-effective amendment containing the same disclosure as in this registration statement.

Recent developments in this area confirm our conclusion. On January 21, 2000, Richard K. Wulff, Chief of the Office of Small Business of the SEC wrote to Mr. Ken Worm, Assistant Director of the OTC Compliance Unit of NASD Regulation concerning blank check companies. The letter outlines a series of concerns about resales of securities when a Rule 145 or Rule 419 type transaction is done without registration. In Footnote 7 on page 2 of the letter, the SEC indicates that in general it does not object to resales in a Rule 145 transaction such as ours or in a Rule 419 to which our transaction is analogous if such transactions are done "in a registered transaction such as one offered in compliance with Rule 419." As noted above, this is just what we are doing. A copy of these letters are attached.

We also note that in a Rule 419 merger, if the private company requires fully registered stock as a condition of the merger, then the exact same registration statement as we are filing in this transaction is required. Our transaction is structured to comply in all relevant respects with the process the SEC has prescribed for blank check company reverse merger transactions.


                                          Sincerely,



                                          Michael T. Williams, Esq.